Exhibit 10.2

CONSULTING SERVICES AGREEMENT WITH KERMIT CRAWFORD

This CONSULTING SERVICES AGREEMENT (“Agreement”) is entered as of August 5, 2014, by and between Walgreen Co., an Illinois corporation, on behalf of itself and its subsidiaries and affiliates, (“Walgreens”) and Kermit Crawford, an individual residing at [Address] (“Consultant”).

WHEREAS, Consultant has been continuously in the employ of the Company since 1983 and is retiring from the Company as of December 31, 2014;

WHEREAS, Walgreens desires that, following Consultant’s retirement from the Company, he shall provide advice and counsel to Walgreens leadership on certain strategic matters; and

WHEREAS, both parties wish to enter into this Agreement to cover the terms and conditions of this arrangement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1: SERVICES

During the Term (as defined in Article 3 below), Consultant agrees to make available to Walgreens Consultant’s personal services (the “Services”) to provide advice and counsel on key strategic matters to Walgreens leadership, which may include both senior management and the Board of Directors. There is no set time commitment related to the Services, provided that it is expected that Consultant’s Services will exceed 20% of the average level of services performed by Consultant as an employee of the Company over the 36-month period immediately prior to January 1, 2015. Consultant agrees to devote sufficient time and attention to the performance of the Services. The Services may include, without limitation, advice, counsel and project work related to pharmacy matters, leadership and management transition matters and overall strategic direction. Consultant shall report directly to the Chief Executive Officer of the Company. Consultant agrees that the Services (a) will be performed in a diligent and professional manner; (b) will conform to the provisions of this Agreement; and (c) will be performed in accordance with applicable laws.

ARTICLE 2: FEES

2.1 Fees. Walgreens will pay Consultant a consulting fee in the amount of $125,000 per month for the Services performed hereunder during the Term.

2.2 Expenses. Consultant shall be reimbursed all pre-approved, reasonable expenses for airfare, accommodations, transportation and meals incurred in accordance with Walgreens’ business expense policies and guidelines.

2.3 Taxes. Consultant shall be responsible for all income and other taxes due to any taxing authority with respect to the fees paid hereunder. Walgreens is not required to pay nor will

CONSULTING SERVICES AGREEMENT WITH KERMIT CRAWFORD

Consultant invoice Walgreens for sales tax on Services. Each party shall be responsible for the payment of other taxes, if any, imposed upon it in connection with, or as a result of, this Agreement.

ARTICLE 3: TERM OF AGREEMENT

This Agreement will commence on January 1, 2015 and shall continue through December 31, 2015 (the “Term”). Following the completion of this initial Term, this Agreement shall end, subject to the possible extension of the term of this Agreement by mutual written agreement of the parties. If so extended, the parties shall execute an amendment to this Agreement or new Agreement to cover the terms and condition of the extended Agreement.

ARTICLE 4: TERMINATION

This Agreement shall terminate at the end of the Term, as described in Article 3 above. Alternatively, and notwithstanding Article 3 above, this Agreement may be terminated prior to the end of the Term, (i) by either party without advance notice, based on the material breach by the other party of any material term of this Agreement or the Retirement Agreement and Release between Walgreens and Consultant, dated August 5, 2014 (the “Retirement Agreement”); (ii) by Consultant upon no less than 2 weeks notice, in order to comply with a condition of new employment with a third party; or (iii) by the Company for “Cause”. Upon termination of this Agreement due to (i) (ii) or (iii) above, Walgreens shall pay Consultant only for Services performed and expenses incurred prior to the effective date of termination. Such payment will be pro-rated to account for the portion of the Term completed prior to termination of this Agreement. In the event Walgreens terminates this Agreement for a reason other than Cause, it shall continue to pay Consultant the total fee due under this Agreement throughout the remainder of the then existing Term. “Cause” shall mean: (a) willful misconduct, including fraud, embezzlement or breach of the duty of loyalty; (ii) gross negligence that is materially injurious to the Company; (iii) conviction or a plea of no contest to a felony or misdemeanor involving moral turpitude; or (iv) a material breach of this Agreement that remains uncured for a period of 10 days following written notice of the alleged breach. Pursuant to its terms, Article 5 below will survive any expiration or termination of this Agreement.

ARTICLE 5: RESTRICTIVE COVENANTS; CONFIDENTIAL INFORMATION

During the Term, Consultant shall remain subject to all continuing restrictive covenants and other continuing obligations as a former employee of Walgreens, including but not limited to all obligations included or referenced in the Retirement Agreement. For the avoidance of doubt, none of those other obligations shall be extended in duration by virtue of this Agreement, but all such obligations shall apply to the performance of the Services hereunder, as the context permits.

ARTICLE 6: INDEMNIFICATION

The Company shall indemnify (including the advancement of attorneys’ fees and costs) and hold Consultant harmless from any actual or threatened liabilities, claims, causes of action, damages, fees, fines and penalties to the fullest extent permitted by applicable law arising out of Consultant’s performance of services under this Agreement.

CONSULTING SERVICES AGREEMENT WITH KERMIT CRAWFORD

ARTICLE 7: GENERAL PROVISIONS

7.1 Independent Contractor. Consultant understands and agrees that Consultant is serving as an independent contractor of Walgreens, and that Consultant is not an employee of Walgreens. Consultant further understands and agrees that Walgreens will not withhold any income or other taxes from the amounts paid to Consultant, and that Consultant is responsible for paying Consultant’s own income, social security, Medicare and other applicable taxes. Consultant further understands and agrees that Consultant will not have any right to the benefits under, or rights and privileges to participate in, Walgreens’ employee benefit plans (all of which are made available only to Walgreens’ employees), except to the extent of his continuing rights and benefits as a retiree of Walgreens. Consultant further agrees that any future reclassification of Consultant from independent contractor to employee status by a taxing authority will not confer upon Consultant eligibility for any retroactive or prospective Walgreens benefits.

7.2 Publicity. Except in the course of carrying out the Services under this Agreement, neither party will use the name(s), trademark(s) or trade name(s), whether registered or not, of the other party in publicity or press releases or advertising or in any manner, including customer lists, without that party’s prior written consent. Consent of Walgreens shall not be valid unless obtained from an officer of Walgreens.

7.3 Intellectual Property. Consultant agrees that all patentable or copyrightable ideas, writings, drawings, inventions, designs, parts, machines or processes developed as a result of, or in the course of, the Services shall be the property of Walgreens. Consultant herewith assigns all rights in such intellectual property to Walgreens, and shall supply all assistance reasonably requested in securing for Walgreens’ benefit any patent, copyright, trademark, service mark, license, right or other evidence of ownership of any such intellectual property, and will provide full information regarding any such item and execute all appropriate documentation prepared by Walgreens in applying or otherwise registering, in Walgreens’ name, all rights to any such item. Walgreens has the right to grant licenses to make, use, buy or sell any product or service derived from the Services performed under this Agreement to its affiliates and subsidiaries.

7.4 Conduct. Consultant will comply with all applicable Walgreens’ policies including, but limited to: (i) no smoking; (ii) drug-free environment; (iii) dress code; (iv) non-harassment; (v) travel/expense guidelines; (vi) all safety and security policies (including a prohibition against weapons), and (vii) computer security and use policies.

7.5 HIPAA Privacy. Consultant represents that in the performance of the Services pursuant to this Agreement, Consultant will fully comply with the requirements of the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and the standards issued by the US Department of Health and Human Services at 45 C.F.R. Parts 160 and 164, to protect the security and privacy of individually identifiable health information generated by or received from Walgreens, if any, and if required by Walgreens, Consultant agrees to enter into a Business Associates Agreement with Walgreens in form and substance acceptable to Walgreens. Consultant will immediately provide written notice to the Office of Walgreens’ Chief Privacy

CONSULTING SERVICES AGREEMENT WITH KERMIT CRAWFORD

Officer at 200 Wilmot Road, MS# 9000, Deerfield, Illinois 60015 if in the course of providing Services to Walgreens, Consultant has obtained or will obtain access to individually identifiable health information (“protected health information” or “PHI”) as defined by HIPAA.

7.6 Non-Assignment. Consultant may not assign or delegate this Agreement or any of Consultant’s rights or obligations under this Agreement without the prior written consent of Walgreens. Any attempted assignment or delegation without the necessary consent shall be void. Subject to the provisions of this Section, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

7.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

7.8 Entire Agreement. Except as otherwise specified herein, this Agreement supersedes all prior understandings and agreements between the parties with respect to the subject matter hereof and may not be changed or terminated orally, and no change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

7.9 Governing Law. This Agreement shall be interpreted according to the laws of the State of Illinois.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto.

WALGREEN CO.

By:	/s/ Kathleen Wilson-Thompson
Name:	Kathleen Wilson-Thompson
Title:	Senior Vice President and Chief Human Resources Officer

CONSULTANT

/s/ Kermit Crawford
Kermit Crawford